Exhibit 10.21

ENGILITY HOLDINGS, INC.
SECOND AMENDED AND RESTATED
2012 LONG TERM PERFORMANCE PLAN
PERFORMANCE UNIT AWARD AGREEMENT

This Performance Unit Award Agreement (this “Agreement”), effective as of the Grant Date (as defined below), is between Engility Holdings, Inc., a Delaware corporation (the “Corporation”), and the Participant (as defined below). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Engility Holdings, Inc. Second Amended and Restated 2012 Long Term Performance Plan (the “Plan”). The Plan provides for the grant of Performance-Based Awards to key employees of the Corporation or its Affiliates as approved by the Committee. In exercise of its discretion under the Plan, the Committee has determined that the Participant should receive a Performance-Based Award of Share Units subject to the terms and restrictions set forth herein under the Plan and, accordingly, the Corporation and the Participant hereby agree as follows:

1.    Definitions. The following terms shall have the following meanings for purposes of this Agreement:

(a)    “Cause” means the Participant’s: (i) intentional failure to perform reasonably assigned duties, which failure the Participant does not cure within fifteen days of the Corporation providing written notice of such failure; (ii) personal dishonesty or willful misconduct in the performance of duties; (iii) breach of fiduciary duties to the Corporation involving personal profit; (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses); or (v) any act by a Participant involving fraud, any breach by Participant of applicable regulations of competent authorities in relation to trading or dealing with stocks, securities, investments and the like or any willful or grossly negligent act by the Participant resulting in an investigation by the Securities and Exchange Commission, which, in the case of this subdivision (v), the Board reasonably determines materially adversely affects the Corporation or the Participant’s ability to perform his or her duties to the Corporation. For purposes of this definition, an act, or failure to act, on Participant’s part shall be deemed “willful” if done, or omitted to be done, by the Participant in bad faith and without reasonable belief that the action or omission was in the best interest of the Corporation. For purposes of this definition, “Corporation” includes any applicable Subsidiary, Successor and any Subsidiary of a Successor.

(b)    “Good Reason” means any of the following actions, without the Participant’s express prior written approval: (i) any material reduction in base salary, annual cash incentive opportunity or long-term incentive opportunity, (ii) subject to the terms and conditions of the applicable plan(s), any failure by the Corporation to continue to provide employee benefits to the Participant that are substantially similar in the aggregate to those afforded to persons of comparable title and position of the Corporation or applicable Subsidiary (for this purpose employee benefits shall mean retirement, fringe and welfare benefits); (iii) any material adverse change in the Participant’s duties or responsibilities; (iv) any relocation of the Participant’s principal place of business of 50 miles or more, provided that such relocation also increases the Participant’s commute by at least 25 miles; or (v) any failure to pay amounts earned by the Participant within ten (10) days after the date such compensation is due. For purposes of this definition, “Corporation” includes any applicable Subsidiary, Successor and any Subsidiary of a Successor.

(c)    “Grant Date” shall mean [MM/DD/YY].

(d)    “Participant” shall mean [EMPLOYEE NAME].

(e)    “Performance Units” shall mean the Performance-Based Award of Share Units subject to the terms and restrictions set forth herein, as further described on Exhibit A.

(f)    “Qualified Retirement” means the Participant (A) terminates employment with the Corporation and its subsidiaries other than for Cause (and is not subject to termination for Cause at the time of such termination) after [MM/DD/YY], (B) is available for consultation with the Corporation or any of its subsidiaries at the reasonable request of the Corporation or one of its subsidiaries and (C) terminates employment on or after attaining age 65 and completing at least five years of service in the aggregate with the Corporation and its subsidiaries (which service must be continuous through the date of termination except for a single break in service that does not exceed one year in length).

(g)    “Shares” shall mean a number of shares of the Corporation’s Common Stock, par value $0.01 per share, equal to the number of Performance Units, subject to adjustment as set forth in Exhibit A hereto.

(h)    “Subsidiary” shall mean, as to any person, any corporation, association, partnership, joint venture or other business entity of which 50% or more of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled (directly or indirectly) by that entity, or by one or more of the Subsidiaries of that entity, or by a combination thereof.

(i)    “Successor” means the entity surviving a Change in Control (as defined in the Plan) transaction involving the Corporation or Engility Corporation, and includes any entity of which such survivor is a Subsidiary and any entity which acquires all or substantially all of the assets of the Corporation.

(j)    “Target Award” shall mean the target number of Performance Units set forth on Exhibit A hereof, which represents the target number of Performance Units that may be settled and released to the Participant pursuant to this Award. The actual number of Performance Units granted hereunder that will vest pursuant to this Award shall be determined in accordance with Exhibit A hereof.

2.    Grant. The Corporation hereby grants an Award of the Performance Units to the Participant as set forth on Exhibit A, each of which represents the right to receive one Share (or the Fair Market Value thereof) upon the expiration of the Restricted Period (as defined below) and otherwise subject to the terms, conditions and restrictions set forth in the Plan and this Agreement. The Corporation shall cause an account (the “Unit Account”) to be established and maintained on the books of the Corporation to record the number of Performance Units credited to the Participant under the terms of this Agreement. The Participant’s interest in the Unit Account shall be that of a general, unsecured creditor of the Corporation.

3.    Restricted Period. Except as otherwise provided in Sections 6 and 7 hereof, the “Restricted Period” shall mean the period beginning on the Grant Date and expiring on the third anniversary of the Grant Date, but only if (a) and to the extent the Corporation has achieved the performance targets set forth on Exhibit A (and the other terms and conditions set forth therein have been met) as certified by the Committee in accordance with the Plan, and (b) subject to Section 7(b) hereof, the Participant has remained in service with the Corporation or any of its Affiliates continuously until that date; provided, that if later, the Restricted Period shall end on the date on which the Committee provides the certification set forth in (a) above.

4.    Settlement. The Participant shall be entitled to settlement of the Performance Units covered by this Agreement at the time that the Restricted Period ends with respect to such Performance Units pursuant to Section 3 or Section 6. Such settlement shall be made as promptly as practicable thereafter (but in no event after the thirtieth day following the end of the Restricted Period) through, in the sole discretion of the Committee, either (a) the issuance to the Participant (or to the executors or administrators of Participant’s estate in the event of the Participant’s death) of a stock certificate (or evidence such Stock has been registered in book entry form in the name of the Participant with the relevant stock agent) for a number of shares of Stock equal to the number of such vested Performance Units, or (b) a payment of cash to the Participant (or to the executors or administrators of Participant’s estate in the event of the Participant’s death) equal to the Fair Market Value of the Stock that would otherwise have been issued pursuant to (a) above.

5.    Restrictions on Transfer. The Performance Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Participant other than by will or the laws of descent and distribution. Any sale, assignment, transfer, pledge, hypothecation, loan or other disposition other than in accordance with this Section 5 shall be null and void.

6.    Change in Control During Restricted Period. Upon the occurrence of a Change in Control,

(a)    In the event the Successor assumes the Award granted hereby, (i) any in process Performance Periods shall end upon the date immediately preceding the Change in Control, (ii) the number of Performance Units that shall be eligible to vest shall be (A) the Target Award, if less than one-half of the Performance Period has elapsed prior to the effective date of the Change in Control, or (B) the actual number of Performance Units that would have vested if the date of the Change in Control were the end of the Performance Period and the actual performance as of that date had been the actual performance for the entire Performance Period, if one-half or more of the Performance Period has elapsed prior to the effective date of the Change in Control, (iii) the Restricted Period will end on the third anniversary of the Grant Date, and (iv) notwithstanding Section 7 below, in the event the Participant’s employment with the Successor is terminated without Cause by the Successor, or for Good Reason by the Participant, prior to the expiration of the Restricted Period, the number of Performance Units otherwise eligible to vest pursuant to this paragraph shall immediately vest (and the Restricted Period with respect thereto shall immediately terminate) and be settled in accordance with Section 4 upon the Participant’s termination of employment.

(b)    In the event the Successor does not assume the Award granted hereby, the Restricted Period shall end with respect to a number of Performance Units equal to (A) the Target Award, if less than one-half of the Performance Period has elapsed prior to the effective date of the Change in Control, or (B) the actual number of Performance Units that would have vested if the date of the Change in Control were the end of the Performance Period and the actual performance as of that date had been the actual performance for the entire Performance Period, if one-half or more of the Performance Period has elapsed prior to the effective date of the Change in Control, and the appropriate number of Performance Units shall become vested and settled in accordance with Section 4.
For purposes of evaluating performance for any shortened Performance Period, appropriate adjustments to the performance targets, performance periods and the determination of actual performance shall be made by the Committee to carry out the intent of this paragraph 6.

7.    Termination of Employment During Restricted Period. In the event that the Participant’s employment with the Corporation and its Subsidiaries is terminated prior to the expiration of the Restricted Period,

(a)    except as otherwise provided in subsection (b) below, the Participant shall forfeit the Performance Units and all of the Participant’s rights hereunder shall cease; and

(b)    in the event that the Participant’s employment with the Corporation and its subsidiaries is terminated on account of a Qualified Retirement, the Participant shall not forfeit the Performance Units, and the Performance Units shall be continue to be governed by Section 3 to Section 6 (inclusive) of this Agreement as if the Participant’s employment had not terminated, except that the number of Performance Units that would otherwise be settled pursuant to Section 4 or Section 6 shall be multiplied by a fraction, the numerator of which is the number of days during the Performance Period during which the Participant was employed by the Corporation (or any subsidiary) and the denominator of which is the total number of days in the Performance Period, and such reduced number of Performance Units shall be settled in accordance with this Agreement; provided, however, that the Participant shall forfeit all rights to the Performance Units if following a Qualified Retirement and prior to the settlement of the Performance Units, the Participant (A) directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carries on, is engaged in or has any financial interest in, any (i) entity which is in Competition with the business of the Corporation or its Affiliates or (ii) Competitive Activity or (B) on his or her own behalf or on behalf of any person, firm or company, directly or indirectly, solicits or offers employment to any person who is or has been employed by the Corporation or its Affiliates at any time during the twelve (12) months immediately preceding such solicitation; provided further, that in the event of a Change in Control following a Qualified Retirement, the number of Performance Units that shall be eligible to vest shall be determined in accordance with Section 6 above, and the number of Performance Units so determined shall immediately vest (and the Restricted Period with respect thereto shall immediately terminate) and be settled in accordance with Section 4 upon the Change in Control. For purposes of this Section 7(b):

(i)    an entity shall be deemed to be in “Competition” with the Corporation or its Affiliates if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Corporation or its Affiliates as a part of the business of the Corporation or its Affiliates within the same geographic area in which the Corporation effects such sales or dealings or renders such services at the Relevant Date;

(ii)    “Competitive Activity” shall mean any business into which the Corporation or any of its Affiliates has taken substantial steps to engage, as of the Relevant Date, which would be deemed to be in Competition with the business of the Corporation or its Affiliates if such steps had been completed prior to the Relevant Date; and

(iii)    “Relevant Date” shall mean the effective date of the termination of the Participant’s employment with the Corporation and its subsidiaries.

Notwithstanding the foregoing, the Committee shall have the discretion to provide for the vesting of all or a portion of the Performance Units and the settlement thereof upon or following the Participant’s termination of employment in circumstances such as Participant’s death, disability or retirement (other than a Qualified Retirement) as the Committee shall determine in its sole discretion. The Participant’s rights to the Performance Units shall not be affected by any change in the nature of the Participant’s employment so long as the Participant continues to be an employee or other applicable service provider, within the discretion of the Committee, of the Corporation or any of its Subsidiaries.

8.    Dividends. If the Corporation pays a cash dividend on its common stock, the Participant shall accrue in his or her Dividend Account (as defined below) a cash dividend equivalent with respect to the maximum number of Performance Units issuable pursuant to this Agreement as of the record date for the dividend. The Corporation shall cause an account (the “Dividend Account”) to be established and maintained as part of the records of the Corporation to evidence the aggregate cash dividend equivalents accrued by the Participant from time to time under this Section. No interest shall accrue on any amounts reflected in the Dividend Account. The Participant’s interest in the amounts reflected in the Dividend Account shall be that of a general, unsecured creditor of the Corporation. Subject to, and as promptly as practicable following, the settlement of the Share Units pursuant to Section 4 hereunder, the Corporation shall pay an amount in cash (without interest and subject to applicable withholding taxes) to the Participant (or his or her permitted transferee(s) who are issued Stock or cash pursuant to Section 4 hereunder) equal to the aggregate cash dividend equivalents accrued in the Participant’s Dividend Account with respect to the vested Performance Units settled with the Participant and the Participant’s Dividend Account shall be eliminated at that time. In the event that the Participant forfeits his or her rights to all or any portion of the Performance Units (or such Performance Units are otherwise cancelled on account of the Company’s actual performance), the Participant also shall forfeit his or her rights to any cash dividend equivalents accrued in the Participant’s Dividend Account with respect to such forfeited Share Units and the Participant’s Dividend Account shall be eliminated at that time. For the avoidance of doubt, no dividend equivalent rights shall accrue under this Section 8 with respect to a dividend on the Corporation’s Stock in the event that any applicable adjustments pursuant to Section 11 hereof provide similar benefits.

9.    No Right to Continued Employment. Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Participant any right to continue employment by the Corporation or any of its subsidiaries, nor shall this Agreement or the Plan interfere in any way with the right of the

Corporation or any of its subsidiaries to terminate the Participant’s employment at any time for any reason whatsoever, whether or not with cause.

10.    No Rights as a Stockholder. The Participant’s interest in the Performance Units shall not entitle the Participant to any rights as a stockholder of the Corporation. The Participant shall not be deemed to be the holder of, or have any of the rights and privileges of a stockholder of the Corporation in respect of, the shares of Stock unless and until such shares have been issued to the Participant in accordance with Section 4.

11.    Adjustments Upon Change in Capitalization. In the event of any reorganization, merger, consolidation, recapitalization, reclassification, stock split, spin-offs, stock dividend or similar capital adjustment, as a result of which shares of any class shall be issued in respect of outstanding shares of the Corporation’s Stock or shares of Corporation’s Stock shall be changed into a different number of shares or into another class or classes or into other property or cash, the number of Performance Units shall be adjusted to reflect such event so as to preserve (without enlarging) the value of the award hereunder, with the manner of such adjustment to be determined by the Committee in its sole discretion. This paragraph shall also apply with respect to any extraordinary dividend or other extraordinary distribution in respect of the Corporation’s Common Stock (whether in the form of cash or other property).

12.    Company Clawback Policy. Notwithstanding any provision of the Plan or this Agreement to the contrary, the Corporation may require the Participant to return shares of Stock (or the value of such Stock when originally released to Participant), cash paid to the Participant upon settlement of the Performance Units, cash paid from the Dividend Account and any other amount required by law to be returned, in the event that such repayment is required in order to comply with the Corporation’s clawback policy as then in effect or any laws or regulations relating to restatements of the Corporation’s publicly-reported financial results.

13.    General Restrictions. Notwithstanding anything in this Agreement to the contrary, the Corporation shall have no obligation to issue the Stock as contemplated by this agreement unless and until such transfer shall comply with all relevant provisions of law and the requirements of any stock exchange on which the Corporation’s shares are listed for trading.

14.    Tax Withholding. Upon the expiration or termination of the Restricted Period, the Participant shall remit to the Corporation the minimum amount necessary to satisfy Federal, state, local or foreign withholding tax requirements, if any (“Withholding Taxes”) as a condition to the Corporation’s issuance of any Stock (and any related dividend equivalent amounts) or cash as provided in Section 4. The payment shall be in cash, unless otherwise provided by the Corporation to allow (i) the delivery of shares of Stock, (ii) a reduction in the number of shares of Stock otherwise deliverable or other amounts otherwise payable to the Participant pursuant to this Agreement, or (iii) a combination of (i) and/or (ii). The value of any Stock delivered or withheld as payment in respect of withholding tax requirements shall be determined by reference to the Fair Market Value of such Stock as of the date of such withholding or delivery. In the event that Withholding Taxes are satisfied by withholding a portion of the Stock otherwise deliverable to the Participant pursuant to this Agreement, the Corporation shall not withhold any Stock in excess of the minimum number of shares of Stock necessary to satisfy the applicable Withholding Taxes.

15.    Plan Governs. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by its terms, all of which are incorporated herein by reference. The Plan shall govern in the event of any conflict between this Agreement and the Plan.

16.    Modification of Agreement. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but, subject to the terms and conditions of the Plan and this Agreement, only by a written instrument executed by the parties hereto.

17.    Section 409A. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the Performance Units (including any dividend equivalent rights related thereto) to be made to the Participant pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, settlement of the Performance Units or any dividend equivalent rights may not so qualify, and in that case, the Committee shall administer the grant and settlement of such Performance Units and any dividend equivalent rights in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, if at the time of a Participant’s termination of employment with the Corporation and its Subsidiaries, the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Corporation will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Participant’s termination of employment with the Corporation (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. For purposes of this Agreement, a “termination of employment” shall have the same meaning as “separation from service” under Section 409A of the Code and Grantee shall be deemed to have remained employed so long as Grantee has not “separated from service” with the Corporation or Successor. Each payment of Performance Units (and related dividend equivalent units) constitutes a “separate payment” for purposes of Section 409A of the Code.

18.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

19.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof. If the Participant has received a copy of this Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified in its entirety by reference to the English version thereof, and in the event of any conflict the English version will govern.

20.    Successors in Interest.     This Agreement shall inure to the benefit of and be binding upon any successor to the Corporation. This Agreement shall inure to the benefit of the Participant or the Participant’s legal representatives. All obligations imposed upon the Participant and all rights granted to the Corporation under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.

21.    Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participant, the Corporation and all other interested persons. No member of the Committee shall be personally liable for any action determination or interpretation made in good faith with respect to the Plan or the Performance Units. In its absolute discretion, the Board of Directors may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

22.    Resolution of Disputes.     Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Participant and Corporation for all purposes.

23.    Data Privacy Consent. As a condition of the grant of the Performance Units, the Participant hereby consents to the collection, use and transfer of personal data as described in this paragraph. The Participant understands that the Corporation and its subsidiaries hold certain personal information about the Participant, including name, home address and telephone number, date of birth, social security number, salary, nationality, job title, ownership interests or directorships held in the Corporation or its subsidiaries, and details of all restricted units or other equity awards or other entitlements to shares of common stock awarded, cancelled, exercised, vested or unvested (“Data”). The Participant further understands that the Corporation and its subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of the Participant’s participation in the Plan, and that the Corporation and any of its subsidiaries may each further transfer Data to any third parties assisting the Corporation in the implementation, administration and management of the Plan. The Participant understands that these recipients may be located in the European Economic Area or elsewhere, such as the United States. The Participant hereby authorizes them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of common stock on the Participant’s behalf, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer to a broker or other third party with whom the Participant may elect to deposit any shares of common stock acquired under the Plan. The Participant may, at any time, view such Data or require any necessary amendments to it.

24.    Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By accepting this Agreement and the grant of the Performance Units contemplated hereunder, the Participant expressly acknowledges that (a) the Plan is discretionary in nature and may be suspended or terminated by the Corporation at any time; (b) the grant of Performance Units is a one-time benefit that does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of Performance Units; (c) all determinations with respect to future grants of Performance Units, if any, including the grant date, the number of shares of Stock granted and the restricted period, will be at the sole discretion of the Corporation; (d) the Participant’s participation in the Plan is voluntary; (e) the value of the Performance Units is an extraordinary item of compensation that is outside the scope of the Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (f) grants of Performance Units are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and the Participant waives any claim on such basis; and (g) the future value of the Stock is unknown and cannot be predicted with certainty. In addition, except for the rights and benefits expressly provided herein, the Participant understands, acknowledges and agrees that the Participant will have no rights to compensation or damages related to the Performance Units in consequence of the termination of the Participant’s employment for any reason whatsoever and whether or not in breach of contract.

25.    Award Administrator. The Corporation may from time to time to designate a third party (an “Award Administrator”) to assist the Corporation in the implementation, administration and management of the Plan and any Performance Units granted thereunder, including by sending Award Letters on behalf of the Corporation to Participants, and by facilitating through electronic means acceptance of Performance Share Agreements by Participants.

26.    Acceptance. This Agreement shall not be enforceable until it has been executed by the Participant. In the event the Corporation has designated an Award Administrator, the acceptance (including through electronic means) of the Performance Units Award contemplated by this Agreement in accordance with the procedures established from time to time by the Award Administrator shall be deemed to constitute the Participant’s acknowledgment and agreement to the terms and conditions of this Agreement and shall have the same legal effect in all respects of the Participant having executed this Agreement by hand.

[signature page to follow]

By:    ENGILITY HOLDINGS, INC.

————————————————————
Wayne M. Rehberger
Senior Vice President and Chief Financial Officer

                    ————————————————————
Thomas O. Miiller
Senior Vice President, General Counsel and
Corporate Secretary

Acknowledged and Agreed
as of the date first written above:

______________________________
Participant Signature

[Signature page to Engility Holdings, Inc. 2012 Second Amended and Restated Long Term Performance Plan
Performance Unit Award Agreement]